Exhibit 99.1

Applied Digital Reports Third Quarter 2004 Results

Company Reports 18% Increase in Quarterly Revenue
DELRAY BEACH, Fla., Nov 3, 2004 (BUSINESS WIRE)—Applied Digital (NASD: ADSX), a provider of Security through Innovation™, announced today its financial results for the third quarter and nine-months ended September 30, 2004. The Company’s consolidated financial results include the financial condition, operating results and cash flows of its majority-owned subsidiaries, Digital Angel Corporation (AMEX: DOC) and InfoTech USA, Inc. (OTC: IFTH).

Revenue for the third quarter of 2004 was $27.7 million, an 18% increase from the $23.5 million in revenue from the same period during 2003. The increase in comparative quarterly revenue was attributable to an increase in revenue from Digital Angel Corporation, and the Company’s wholly-owned subsidiary, Government Telecommunications, Inc.

The net loss for the third quarter of 2004 was $(2.5) million, or $(0.05) per share, compared to net loss of $(1.2) million or $(0.03) per share in the third quarter of 2003. Reducing the net loss for the three-months ended September 30, 2003, was a one time reversal of severance expense of approximately $3.9 million. Excluding the effect of this reversal, the Company’s net loss decreased by $2.6 million for the three-months ended September 30, 2004, as compared to the comparable prior period. The Company completed the third quarter with a balance of cash and cash equivalents of approximately $8.1 million, and restricted cash of approximately $0.7 million. In addition, during October 2004, Applied Digital received cash proceeds from the completion of a private placement of common stock and the exercise of warrants exceeding $11.5 million.

For the nine-months ended September 30, 2004, the Company reported revenue of $80.6 million, an 18% increase versus $68.3 million in the nine-months ended September 30, 2003. Applied Digital had gross profit of $22.9 million, an increase of 6% versus $21.6 million for the year earlier period. The Company reported a net loss of $(3.98) million, or $(0.08) per basic share for the nine-months ended September 30, 2004, compared to net income of $28.3 million or $0.90 per basic share for the nine-months ended September 30, 2003. Included in the results for the nine-months ended September 30, 2003, was a $70.0 million gain on forgiveness of debt due to the satisfaction of the Company’s debt obligation to IBM Credit, LLC. Excluding the effects of the gain on forgiveness of debt, the Company incurred a net loss of $(41.7) million for the nine-months ended September 30, 2003. Excluding the gain on forgiveness of debt, the Company’s net loss decreased by $37.7 million for the nine months of fiscal 2004 versus fiscal 2003.

“We are pleased that many of the initiatives we implemented earlier in the year have begun to generate tangible results,” said Scott R. Silverman, Applied Digital’s Chairman and CEO. “The management changes we have made at Digital Angel have contributed to improved results. Most importantly, we now have a strengthened balance sheet and the FDA’s clearance to market our VeriChip™ product for medical applications. During the balance of the year, we plan to begin to expand the distribution capabilities of VeriChip™ in North America so we can capitalize on what we believe is a long-term large market opportunity to serve an unmet healthcare need.”

Some of the recent developments in the Company’s operations include:

—FDA clearance for VeriChip™. Subsequent to the end of the third quarter, the Company announced that VeriChip™ had been cleared by the U.S. Food and Drug Administration for medical applications in the United States. The FDA clearance follows the completion of a de novo application.

—Expanded international distribution for VeriChip™. The Company’s wholly-owned subsidiary VeriChip™ Corporation signed a Distribution Agreement with Surge IT Solutions of London, England. As part of this three-year exclusive distribution agreement, Surge IT has agreed to purchase a minimum of 9,000 chips and 110 scanners to maintain exclusive distribution rights for the United Kingdom. Surge intends to use the VeriChip technology for secure building access for government installations, educational facilities, and various identification applications.

—Renewal of key supply and distribution agreement. The Company’s majority-owned subsidiary, Digital Angel Corporation, signed a 10-year exclusive product supply and distribution agreement with Schering-Plough Animal Health Corporation, a wholly-owned subsidiary of Schering-Plough Corporation (NYSE: SGP). The new agreement allows Schering-Plough Animal Health to continue to be the exclusive distributor of Digital Angel electronic identification products (microchips and scanners) for companion animals throughout the United States. The agreement calls for annual purchases to increase at least 20 percent per year for 2005 and 2006. The volume increase combined with other unspecified revenue enhancements are expected to yield significant revenue increases for 2005 and 2006.

—Award of a government telecommunications contract. Government Telecommunications, Inc. was awarded a contract from the United States Air Force valued at approximately $2.26 million to install, maintain and support telecommunications facilities at the Air Force Experimental Research Center in Rome, New York. The order is for 1 base year plus four, 1-year options.

The Company’s executives will hold a conference call to discuss these results. The conference call will take place at 9 am eastern time today. Interested participants should call (800) 472-8309 when calling within the United States or (706) 643-9561 when calling internationally. Please use passcode 1857362.

There will be a playback available as well. To listen to the playback, please call (800) 642-1687 when calling within the United States or (706) 645-9291 when calling internationally. Please use passcode 1857362. The playback will be available beginning at midnight eastern time this evening and accessible for 30 days. The call will also be webcast and will be available on the Company’s web site at www.adsx.com on the Home Page of the site.

About Applied Digital

Applied Digital develops innovative security products for consumer, commercial, and government sectors worldwide. Our unique and often proprietary products provide security for people, animals, food chains, government/military assets, and commercial assets. Included in this diversified product line are RFID applications, end-to-end food safety systems, GPS/Satellite communications, and secure telecomm infrastructure. Applied Digital is a leading provider of Security Through Innovation™. Applied Digital is the owner of a majority position in Digital Angel Corporation. For more information, visit the Company’s website at http://www.adsx.com.

Statements about the Company’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company’s actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS DATA
(In thousands, except par value)

Assets

	September 30,	December 31,
	2004	2003
Current Assets	(unaudited)
Cash and cash equivalents	$8,108	$10,161
Restricted cash	650	765
Accounts receivable and unbilled receivables (net of allowance
for doubtful accounts of $1,033 in 2004 and $1,028 in 2003)	15,638	14,078
Inventories	12,792	9,444
Notes receivable	1,188	1,658
Other current assets	2,274	2,760
Total Current Assets	40,650	38,866

Property And Equipment, net	7,949	8,228

Notes Receivable, net	291	504

Goodwill, net	67,296	63,331

Other Assets, net	5,700	1,002
	$121,886	$111,931

Liabilities and Stockholders’ Equity

Current Liabilities
Notes payable and current maturities of long-term debt	$4,873	$5,226
Accounts payable	15,502	13,639
Other accrued expenses	20,875	22,717
Net liabilities of Discontinued Operations	5,401	8,294
Total Current Liabilities	46,651	49,876

Long-Term Debt and Notes Payable	2,304	2,860

Other Long-Term Liabilities	2,873	3,430

Total Liabilities	51,828	56,166

Commitments And Contingencies

Minority Interest	31,919	23,029

Stockholders’ Equity
Preferred shares: Authorized 5,000 shares in 2004 and 2003 of $10 par value; special voting, no shares issued or outstanding in 2004 and 2003, Class B voting, no shares issued or
outstanding in 2004 and 2003	—	—
Common shares: Authorized 125,000 shares in 2004 and 560,000 shares in 2003, of $.01 par value; 52,581 shares issued and 51,411 shares outstanding in 2004
and 41,220 shares issued and 41,126 shares outstanding in 2003	526	412
Common and preferred additional paid-in capital	452,887	443,099
Accumulated deficit	(417,898)	(413,923)
Common stock warrants	7,085	5,650
Treasury stock (carried at cost, 1,170 shares in 2004 and 94 in 2003)	(4,120)	(1,777)
Accumulated other comprehensive income	206	206
Notes received for shares issued	(547)	(931)
Total Stockholders’ Equity	38,139	32,736

	$121,886	$111,931

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(In thousands, except per share data)
(Unaudited)

	For The Three-Months Ended September 30,		For The Nine-Months Ended September 30,
	2004	2003	2004	2003

Product revenue	$23,808	$18,608	$69,305	$56,438
Service revenue	3,918	4,860	11,260	11,822
Total revenue	27,726	23,468	80,565	68,260

Cost of products sold	17,927	15,065	51,956	42,363
Cost of services sold	2,168	1,323	5,672	4,300

Gross profit	7,631	7,080	22,937	21,597

Selling, general and administrative expense	8,926	4,941	25,730	46,432
Research and development	995	1,839	3,060	4,464
Depreciation and amortization	445	259	1,425	966
Interest and other income	(247)	(232)	(827)	(664)
Gain on forgiveness of debt	—	424	—	(69,968)
Interest expense (reduction)	60	1,824	(389)	10,952

(Loss) income from continuing operations before taxes,
minority interest and (gain) loss attributable to capital
transactions of subsidiary	(2,548)	(1,975)	(6,062)	29,415

(Benefit) provision for income taxes	(14)	(17)	105	758

(Loss) income from continuing operations before minority interest
and loss (gain) attributable to capital transactions of subsidiary	(2,534)	(1,958)	(6,167)	28,657

Minority interest	(118)	(653)	(808)	(1,498)

Net loss on capital transactions of subsidiary	38	103	1,805	324

Loss (gain) attributable to changes in minority interest as a result
of capital transactions of subsidiary	298	(371)	(1,593)	577

(Loss) income from continuing operations	(2,752)	(1,037)	(5,571)	29,254

Income (loss) from discontinued operations	202	(222)	(588)	(496)

Change in estimate on loss on disposal of discontinued
operations and operating losses during the phase out period	70	99	2,184	(492)

Net (loss) income	$(2,480)	$(1,160)	$(3,975)	$28,266

(Loss) income per common share - basic
(Loss) income from continuing operations	$(0.05)	$(0.03)	$(0.11)	$0.93
(Loss) income from discontinued operations	—	—	0.03	(0.03)
Net (loss) income per common share - basic	$(0.05)	$(0.03)	$(0.08)	$0.90

(Loss) income per common share - diluted
(Loss) income from continuing operations	$(0.05)	$(0.03)	$(0.11)	$0.92
(Loss) income from discontinued operations	—	—	0.03	(0.03)
Net (loss) income per common share - diluted	$(0.05)	$(0.03)	$(0.08)	$0.89

Weighted average number of common shares outstanding - basic	51,195	35,356	50,003	31,538

Weighted average number of common shares outstanding- diluted	51,195	35,356	50,003	33,462

___________________
Contact:
For Applied Digital:
CEOcast, Inc.
Ken Sgro, 212-732-4300
kensgro@ceocast.com